Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Dawson Geophysical Company:

We consent to the incorporation by reference in this registration statement on Form S-3 of Dawson Geophysical Company of our reports dated December 9, 2011, with respect to the balance sheets of Dawson Geophysical Company as of September 30, 2011 and 2010, and the related statements of operations, stockholders’ equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of September 30, 2011 which reports appear in the September 30, 2011 annual report on Form 10-K of Dawson Geophysical Company, and to the reference to our firm under the heading “Experts” in such registration statement.

/s/ KPMG LLP

Dallas, Texas

April 4, 2012